Exhibit 99.1

Press Release October 19, 2026	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2026 Results

FORT WAYNE, INDIANA, October 19, 2026 / PRNewswire /

Third Quarter 2026 Performance Highlights:

▪	Record steel shipments of 3.8 million tons
▪	Net sales of $6.5 billion, operating income of $1.0 billion, and net income of $756 million
▪	Adjusted EBITDA of $1.2 billion and cash flow from operations of $846 million
▪	Liquidity of $2.4 billion
▪	Share repurchases of $276 million, or one percent, of the company’s common stock

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2026 financial results. The company reported third quarter 2026 net sales of $6.5 billion and net income of $756 million, or $5.26 per diluted share. Comparatively, the company’s sequential second quarter 2026 net income was $534 million, or $3.69 per diluted share and prior year third quarter net income was $404 million, or $2.74 per diluted share.

“Throughout the third quarter 2026, steel prices continued to improve and the teams executed well across our steel platform, driving a sequential quarterly increase in consolidated operating income of $306 million, or 44 percent,” said Mark D. Millett, Chairman and Chief Executive Officer. “Our steel fabrication platform also had a healthy performance as continued improving demand resulted in higher sequential shipments of 18 percent and increased earnings despite higher steel costs. Our three-year after-tax return on invested capital of 13 percent demonstrates the strength of our differentiated business model and disciplined capital allocation framework. Our disciplined approach to capital allocation continues to support investments in high-return strategic growth opportunities, meaningful shareholder returns, and financial performance that compares favorably with top-tier domestic manufacturers.

“During the third quarter, the domestic steel market remained strong, supported by steady demand, low customer inventories, and historically low import levels,” said Millett. “Steel pricing strengthened, as lead times extended and spot availability tightened across flat-rolled and structural steel products. In addition, as coated flat rolled steel imports abated due to recent trade actions and demand remained strong, value-added flat-rolled steel spreads also expanded. In general, U.S. steel imports remain well below historical and prior-year levels, while improving manufacturing activity, onshoring, and continued investment in infrastructure, energy, healthcare, and computing support healthy steel consumption. Long-product steel demand remains extremely strong, particularly for structural steel and railroad rail. We believe sustained demand across our platforms, combined with favorable market conditions, positions us well moving forward.

“We continue to make meaningful progress at our aluminum operations as the team continues to commission, qualify, and ramp up our state-of-the-art aluminum flat-rolled products mill,” continued Millett. “All three cold mills are now operational which provides us the ability to achieve our annual volume expectations, and the first of two Continuous Annealing and Solution Heat (CASH) lines is operating and is expected to ship finished automotive products before the end of the year. The second CASH line will be commissioned in the coming months and become operational early in the first quarter 2027. The team is successfully producing high-quality products for the industrial, beverage, and automotive markets, while continuing to expand its qualified customer base. Together with our broader investment initiatives across the company, aluminum represents an exciting avenue for continued growth and value creation.”

Third Quarter 2026 Comments

Third quarter 2026 operating income for the company’s steel operations was $1.0 billion, or 43 percent higher than sequential second quarter results, due to record steel shipments and metal spread expansion, as average realized steel selling prices increased and scrap raw material costs declined. The third quarter 2026 average external product selling price for the company’s steel operations increased $102 sequentially to $1,400 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $8 per ton sequentially to $404 per ton. The energy, non-residential construction, automotive, and industrial sectors led steel demand in the quarter.

Third quarter 2026 operating income from the company’s metals recycling operations was $33 million, or $15 million lower than sequential earnings, based on lower ferrous scrap pricing and metal spread contraction, combined with steady volume. Average third quarter realized ferrous scrap prices declined $15 per gross ton sequentially.

The company’s steel fabrication operations generated operating income of $91 million in the third quarter 2026, higher than sequential second quarter results of $85 million, as increased shipments and improved average realized pricing more than offset higher steel raw material input costs. Customer order activity has continued to strengthen since the end of 2025, with the order backlog now 50 percent higher than a year ago and extending into the second quarter 2027. Demand was largely driven by commercial construction, manufacturing, warehouses, data centers, and healthcare. In addition, accelerating announcements of significant domestic manufacturing investments and increased reshoring activity, coupled with funding from the U.S. infrastructure program, are expected to provide meaningful support for demand across our product portfolio, including steel joists and deck products, as well as flat-rolled and long-product steel.

“Third quarter 2026 operating losses associated with the continued startup of the company’s aluminum operations were $26 million, representing a 21 percent improvement compared to sequential second quarter results”, said Millett. “Our Aluminum platform was EBITDA breakeven for the quarter. Aluminum flat rolled sheet product shipments were 55,000 metric tons in the third quarter 2026, and hot band production increased to 91,000 metric tons. Volumes were less than expected over a number of weeks, as yield losses increased at higher operating speeds due to quality impacts. The cause originated from the hot strip mill rolling coolant composition, which has been successfully changed, and no ongoing additional costs are expected from this matter. Since the change, the mill performance has been excellent in October. Looking ahead, we expect aluminum volumes and profitability to improve in the fourth quarter 2026 and throughout 2027, as startup costs subside, utilization and yields improve, and scrap content increases. Underlying demand for aluminum flat-rolled products across our targeted consumer sectors remains strong and is forecast to continue to grow.”

Based on the company’s differentiated business model and highly variable cost structure, the company generated cash flow from operations of $846 million during the quarter. The company also invested $150 million in capital investments, paid cash dividends of $76 million, and repurchased $276 million of its outstanding common stock, while maintaining liquidity of $2.4 billion as of September 30, 2026.

Year-to-Date September 30, 2026 Comparison

For the nine-months ended September 30, 2026, net income was $1.7 billion, or $11.72 per diluted share, with net sales of $17.8 billion, as compared to net income of $920 million, or $6.17 per diluted share, with net sales of $13.8 billion for the same period in 2025.

For the first nine-months of 2026 net sales increased 29 percent to $17.8 billion, and operating income increased 93 percent to $2.2 billion, when compared to the same period in 2025. Increased earnings were the result of higher realized pricing and shipments in the company’s steel operations during the period. For the first nine-months of 2026 operating income from the company’s steel operations was $2.3 billion, compared to $1.1 billion for the same prior year period. The average nine-months 2026 external selling price for the company's steel operations increased $216 to $1,299 per ton compared to the same prior year period, and the average ferrous scrap cost per ton melted at the company’s steel mills increased to $404 per ton. For the first nine-months of 2026 operating income from the company’s steel fabrication operations was $265 million, compared to $317 million in the prior year period due to higher raw material input costs. For the first nine-months of 2026 operating income from the company’s metals recycling operations was $128 million, compared to $79 million in the prior year period, due to improved metal spreads and increased shipments.

The company achieved cash flow from operations of $1.4 billion in the first nine-months of 2026. The company also invested $411 million in capital investments, paid cash dividends of $225 million, and repurchased $591 million, or two percent, of its outstanding common stock.

Outlook

“Looking ahead to 2027 and beyond, we remain optimistic regarding the domestic steel and aluminum industries,” stated Millett. “We expect steel and aluminum consumption to benefit from continued investment in infrastructure, manufacturing, energy, and data centers, along with improving broader economic activity. These demand drivers, combined with a supportive U.S. trade environment and reduced unfairly traded import competition, should provide a healthy backdrop for domestic steel and aluminum product producers. While additional domestic steelmaking and aluminum capacity may enter the market in the coming years, we believe improving demand and supportive trade policy will support healthy industry dynamics.

“Our growth strategy remains closely aligned with our customers’ evolving needs, focused on providing differentiated products, strengthening supply chain efficiency, and advancing sustainable manufacturing solutions. Our expansion into high-recycled-content aluminum sheet products builds on the strength of our steel platform and extends our proven operating model into attractive, supply-deficit markets, including beverage can, packaging, automotive, industrial, and construction applications. As demand for domestically produced, lower-carbon materials continue to grow, we believe our performance-driven culture, low-cost operating model, and strategic investments in aluminum position us to broaden our customer relationships, diversify our earnings profile, and create compelling long-term value.

“We remain firmly committed to the health and safety of our teams, their families, and the communities we serve, while meeting the evolving needs of our customers. Our culture and performance-driven business model continue to positively differentiate our company. We remain focused on delivering superior value to our team members, customers, and shareholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss third quarter 2026 operating and financial results on Tuesday, October 20, 2026, at 11:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on October 27, 2026.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company has also recently added aluminum operations, further diversifying its product offerings to supply aluminum flat rolled products with higher recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Note Regarding Financial Metrics

The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows:

After-tax ROIC =	Net Income Attributable to Steel Dynamics, Inc.
(Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals marketplaces, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) the cyclical nature of the metals industries and the industries we serve; (4) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (5) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (6) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (7) compliance with and changes in environmental and remediation requirements; (8) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (9) availability of an adequate source of supply of scrap for our metals recycling operations; (10) cybersecurity threats and risks to the security of our sensitive data and information technology; (11) the implementation of our growth strategy; (12) our ability to retain, develop and attract key personnel; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) difficulties in the launch or production ramp-up of new products; (16) our aluminum operations depend on a core group of significant customers; (17) governmental agencies may refuse to grant or renew some of our licenses and permits; (18) our existing debt agreements contain, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (19) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months
	September 30,		September 30,		Ended
	2026	2025	2026	2025	June 30, 2026
Net sales	$6,509,419	$4,828,215	$17,805,834	$13,762,533	$6,091,557
Costs of goods sold	5,227,132	4,070,335	14,801,350	11,899,641	5,132,583
Gross profit	1,282,287	757,880	3,004,484	1,862,892	958,974

Selling, general and administrative expenses	186,974	200,844	555,645	580,662	193,451
Profit sharing	81,250	42,389	180,762	95,790	57,314
Amortization of intangible assets	7,696	6,890	23,227	20,684	7,730
Operating income	1,006,367	507,757	2,244,850	1,165,756	700,479

Interest expense, net of capitalized interest	39,331	13,573	111,692	43,085	39,120
Other income, net	(11,548)	(19,662)	(42,103)	(59,695)	(22,105)
Income before income taxes	978,584	513,846	2,175,261	1,182,366	683,464

Income tax expense	222,896	109,920	488,683	259,570	152,679
Net income	755,688	403,926	1,686,578	922,796	530,785
Net loss (income) attributable to noncontrolling interests	312	(241)	6,945	(3,234)	3,302
Net income attributable to Steel Dynamics,Inc.	$756,000	$403,685	$1,693,523	$919,562	$534,087

Basic earnings per share attributable to Steel Dynamics,Inc. stockholders	$5.29	$2.75	$11.77	$6.19	$3.71

Weighted average common shares outstanding	142,990	146,947	143,928	148,532	143,997

Diluted earnings per share attributable to Steel Dynamics,Inc. stockholders, including the effect of assumed conversions when dilutive	$5.26	$2.74	$11.72	$6.17	$3.69

Weighted average common shares and share equivalents outstanding	143,623	147,600	144,512	149,123	144,591

Dividends declared per share	$0.53	$0.50	$1.59	$1.50	$0.53

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
Assets	2026	2025
	(unaudited)
Current assets
Cash and equivalents	$928,558	$769,878
Accounts receivable, net	2,446,443	1,682,660
Inventories	4,249,059	3,738,516
Other current assets	390,108	293,117
Total current assets	8,014,168	6,484,171

Property, plant and equipment, net	8,491,088	8,569,466

Intangible assets, net	303,815	331,290

Goodwill	477,471	477,471

Other assets	549,302	557,382
Total assets	$17,835,844	$16,419,780
Liabilities and Equity
Current liabilities
Accounts payable	$1,605,228	$1,231,358
Income taxes payable	64,227	67,315
Accrued expenses	857,967	788,926
Current maturities of long-term debt	20,854	34,655
Total current liabilities	2,548,276	2,122,254

Long-term debt	4,183,039	4,176,508

Deferred income taxes	1,116,084	1,004,375

Other liabilities	208,934	186,232
Total liabilities	8,056,333	7,489,369

Commitments and contingencies

Redeemable noncontrolling interests	143,259	141,226

Equity
Common stock	653	653
Treasury stock, at cost	(8,563,301)	(7,980,549)
Additional paid-in capital	1,243,105	1,248,634
Retained earnings	17,154,093	15,689,042
Accumulated other comprehensive income (loss)	7,878	(598)
Total Steel Dynamics,Inc. equity	9,842,428	8,957,182
Noncontrolling interests	(206,176)	(167,997)
Total equity	9,636,252	8,789,185
Total liabilities and equity	$17,835,844	$16,419,780

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Operating activities:
Net income	$755,688	$403,926	$1,686,578	$922,796

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	174,845	138,487	508,047	405,108
Equity-based compensation	14,435	14,238	46,048	45,341
Deferred income taxes	44,489	147,570	107,136	202,948
Other adjustments	(2,040)	(7,986)	10,098	(13,071)
Changes in certain assets and liabilities:
Accounts receivable	(3,505)	(60,985)	(763,783)	(344,762)
Inventories	(294,124)	64,501	(517,394)	(85,106)
Other assets	(65,738)	(34,551)	(68,205)	(58,877)
Accounts payable	107,023	(4,817)	371,238	238,516
Income taxes receivable/payable	35,320	(65,070)	(137)	(104,965)
Accrued expenses	79,401	127,295	42,420	(31,106)
Net cash provided by operating activities	845,794	722,608	1,422,046	1,176,822

Investing activities:
Purchases of property, plant and equipment	(149,608)	(165,692)	(411,429)	(759,529)
Purchases of short-term investments	-	-	-	(39,571)
Proceeds from maturities of short-term investments	-	39,571	-	186,996
Other investing activities	(1,993)	5,593	2,725	7,121
Net cash used in investing activities	(151,601)	(120,528)	(408,704)	(604,983)

Financing activities:
Issuance of current and long-term debt	671,649	407,965	1,966,209	2,298,186
Repayment of current and long-term debt	(652,573)	(408,291)	(1,981,155)	(1,743,423)
Dividends paid	(76,113)	(73,894)	(225,138)	(218,098)
Purchase of treasury stock	(275,563)	(210,388)	(590,938)	(660,574)
Other financing activities	(743)	(5,056)	(23,752)	(67,243)
Net cash used in financing activities	(333,343)	(289,664)	(854,774)	(391,152)

Increase in cash, cash equivalents, and restricted cash	360,850	312,416	158,568	180,687
Cash, cash equivalents, and restricted cash at beginning of period	572,990	463,281	775,272	595,010
Cash, cash equivalents, and restricted cash at end of period	$933,840	$775,697	$933,840	$775,697

Supplemental disclosure information:
Cash paid for interest	$25,808	$25,645	$118,957	$88,859
Cash paid for income taxes, net	$143,107	$22,192	$378,660	$150,662

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION (UNAUDITED)

(dollars in thousands)

	Third Quarter		YTD
	2026	2025	2026	2025	1Q 2026	2Q 2026
External Net Sales
Steel	$4,350,372	$3,538,044	$11,894,625	$9,880,611	$3,538,743	$4,005,510
Steel Fabrication	466,283	377,683	1,215,521	1,070,638	355,433	393,805
Metals Recycling	614,781	520,986	1,861,729	1,578,602	593,183	653,765
Aluminum	475,697	71,139	1,200,957	203,347	227,393	497,867
Other	602,286	320,363	1,633,002	1,029,335	490,106	540,610
Consolidated Net Sales	$6,509,419	$4,828,215	$17,805,834	$13,762,533	$5,204,858	$6,091,557
Operating Income (Loss)
Steel	$1,032,594	$497,894	$2,310,076	$1,110,053	$556,564	$720,918
Steel Fabrication	90,588	107,020	264,695	316,880	89,514	84,593
Metals Recycling	32,964	31,533	128,247	78,533	47,467	47,816
Aluminum	(26,226)	(56,510)	(124,198)	(125,872)	(64,592)	(33,380)
	1,129,920	579,937	2,578,820	1,379,594	628,953	819,947

Non-cash amortization of intangible assets	(7,696)	(6,890)	(23,227)	(20,684)	(7,801)	(7,730)
Profit sharing expense	(81,250)	(42,389)	(180,762)	(95,790)	(42,198)	(57,314)
Non-segment operations	(34,607)	(22,901)	(113,503)	(97,364)	(40,950)	(37,946)
Non-cash asset impairment charges	-	-	(16,478)	-	-	(16,478)
Consolidated Operating Income	$1,006,367	$507,757	$2,244,850	$1,165,756	$538,004	$700,479
Adjusted EBITDA
Net income	$755,688	$403,926	$1,686,578	$922,796	$400,105	$530,785
Income taxes	222,896	109,920	488,683	259,570	113,108	152,679
Net interest expense	32,857	6,769	92,089	16,110	26,053	33,179
Depreciation	164,848	129,833	477,943	378,958	149,194	163,901
Amortization of intangible assets	7,696	6,890	23,227	20,684	7,801	7,730
EBITDA	1,183,985	657,338	2,768,520	1,598,118	696,261	888,274
Non-cash adjustments
Unrealized (gains) losses on derivatives and currency remeasurement	(8,100)	(7,814)	(18,135)	5,142	(11,594)	1,559
Equity-based compensation	14,435	14,246	43,873	42,246	15,230	14,208
Asset impairment charges	-	-	16,478	-	-	16,478
Adjusted EBITDA	$1,190,320	$663,770	$2,810,736	$1,645,506	$699,897	$920,519

Other Operating Information
Steel
Average external sales price (Per ton)	$1,400	$1,119	$1,299	$1,083	$1,193	$1,298
Average ferrous cost (Per ton Melted)	$404	$381	$404	$391	$396	$412

Flat Roll shipments
Butler, Columbus, and Sinton	2,024,201	2,141,350	6,061,723	6,212,765	2,011,443	2,026,079
Steel Processing divisions *	743,254	543,700	2,147,531	1,515,429	686,440	717,837
Long Product shipments
Structural and Rail Division	527,427	490,413	1,528,720	1,396,638	490,971	510,322
Engineered Bar Products Division	221,540	177,882	628,782	560,152	194,022	213,220
Roanoke Bar Division	170,197	157,989	513,826	454,003	167,837	175,792
Steel of West Virginia	97,865	101,996	284,110	305,680	88,155	98,090
Total Shipments (Tons)	3,784,484	3,613,330	11,164,692	10,444,667	3,638,868	3,741,340

External Shipments (Tons)	3,107,330	3,162,805	9,158,826	9,123,456	2,966,124	3,085,372

Steel Mill Production (Tons)	3,088,339	3,067,792	9,101,781	9,039,321	3,039,367	2,974,075

Metals Recycling
Nonferrous shipments (000's of pounds)	201,696	242,842	610,131	721,499	197,385	211,050
Ferrous shipments (Gross tons)	1,702,125	1,590,153	4,848,468	4,639,168	1,473,457	1,672,886
External ferrous shipments (Gross tons)	566,982	538,020	1,709,255	1,640,660	553,367	588,906
Steel Fabrication
Average sales price (Per ton)	$2,462	$2,495	$2,459	$2,536	$2,478	$2,442
Shipments (Tons)	190,151	151,563	494,583	422,492	143,422	161,010

* Includes Heartland, The Techs, United Steel Supply, and New Process Steel (beginning December 1, 2025) operations